Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

SpartanNash Announces Third Quarter Fiscal 2023 Results

Transformational Initiatives Continue to Deliver Shareholder Value

Narrows Fiscal 2023 Guidance

GRAND RAPIDS, MICH. – Nov. 8, 2023 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week third quarter ended October 7, 2023.

Third Quarter Fiscal 2023 Highlights

•
Net sales of $2.26 billion, a decrease of 1.4%, compared to $2.30 billion in the prior year quarter.
•
Retail comparable sales increased 1.2%, compared to the prior year quarter.
•
Net earnings of $11.1 million, compared to $9.5 million in the prior year quarter.
•
Adjusted EBITDA(1) of $60.9 million, compared to $57.3 million in the prior year quarter.
•
Cash generated from operating activities was $95.7 million during the year-to-date period of fiscal 2023 compared to $7.5 million in the year-to-date period of the prior year.
•
Returned $40.9 million to shareholders during the year-to-date period of fiscal 2023 through $18.5 million in share repurchases and $22.4 million in dividends.

(1)
A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

"We continue to make tremendous progress on our plan, growing share and executing on our transformational initiatives despite the ongoing headwinds facing our industry," said SpartanNash President and CEO Tony Sarsam. "Our team is capturing savings, actively collaborating with the supplier community, and delivering reliable services to our Wholesale customers and Retail shoppers. With the success of Our Winning Recipe, we are energized by the opportunities ahead to further capture share, drive results and grow sustainable value for shareholders."

Third Quarter Consolidated Financial Results

Net sales decreased $32.3 million, or 1.4%, to $2.26 billion from $2.30 billion in the prior year quarter. The year-over-year decrease reflected sales declines in both the Wholesale and Retail segments, which were unfavorably impacted by a reduction in volume, partially offset by higher pricing from inflationary trends.

Gross profit was $347.5 million, or 15.35% of net sales, compared to $351.2 million, or 15.29% of net sales, in the prior year quarter. The gross profit dollar decline was driven by lower unit volumes within both segments. Last in first out ("LIFO") expense decreased $8.3 million, or 36 basis points, compared to the prior year quarter. Additional variances in the gross profit rate are discussed within the segment financial results below.

Reported operating expenses for the third quarter were $324.5 million, or 14.3% of net sales, compared to $331.9 million, or 14.5% of net sales, in the prior year quarter. During the quarter, efficiencies realized from the Company's supply chain transformation helped to offset industry-wide headwinds. The reduction in expenses was also due to lower incentive compensation compared to the prior year quarter. These decreases were partially offset by an increase in acquisition and integration charges and organizational realignment costs related to the previously announced go-to-market plan.

The Company reported operating earnings of $23.1 million, an increase of $3.8 million, compared to $19.3 million in the prior year quarter. The increase was driven by the changes in net sales, gross profit, and operating expenses discussed above.

Interest expense of $9.3 million increased $3.2 million from the prior year quarter. Higher interest rates on the Company’s credit facility were driven by federal monetary policy tightening and accounted for $2.5 million of the increase in interest expense. Other income for the third quarter included a $0.8 million gain related to the amortization of a prior service credit of a previously terminated post-retirement plan.

The Company reported net earnings of $11.1 million, or $0.32 per diluted share, compared to $9.5 million, or $0.26 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(2) for the third quarter were $18.8 million, or $0.54 per diluted share, compared to $20.0 million, or $0.55 per diluted share in the prior year quarter.

Adjusted EBITDA(1) increased $3.6 million to $60.9 million, compared to $57.3 million in the prior year quarter, due to the sales, gross profit and expense variances described above.

(2)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), a non-GAAP financial measure, is provided in Table 4 below.

Third Quarter Segment Financial Results

Wholesale

The Company’s supply chain network serves Wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges around the globe. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products.

Net sales for Wholesale decreased $27.9 million, or 1.7%, to $1.60 billion from $1.63 billion in the prior year quarter. The decline in net sales was due primarily to marketplace demand changes from a certain national account customer.

Reported operating earnings for Wholesale were $18.2 million, compared to $14.0 million in the prior year quarter. The increase in reported operating earnings was due to an increase in the gross profit rate, lower incentive compensation, and efficiencies realized from the Company’s supply chain transformation initiative. The gross profit rate increase was primarily driven by lower LIFO expense, as well as benefits realized from the merchandising transformation initiative. These benefits mostly offset the anticipated impact of lower inflation-related price change benefits compared to elevated levels in the prior year quarter. The increase in reported operating earnings was partially offset by cycling asset impairment and restructuring gains in the prior year quarter. Adjusted EBITDA(1) increased $0.7 million to $39.0 million from $38.3 million in the prior year quarter.

Retail

The Company operates a scaled regional Retail segment with 144 brick-and-mortar grocery stores, in addition to pharmacies and fuel centers.

Net sales for Retail decreased $4.4 million, or 0.7%, to $662.2 million from $666.6 million in the prior year quarter. Retail comparable store sales grew 1.2% for the quarter, due primarily to the inflationary impact on pricing. Additionally, lower fuel sales in the quarter reduced reported net sales by 0.8%.

Reported operating earnings for Retail were $4.9 million, compared to $5.3 million in the prior year quarter. The decrease in reported operating earnings was due to higher acquisition and integration expenses, a decline in unit volume, and lower pharmacy margin rates. This was partially offset by lower incentive compensation and reduced asset impairment and restructuring charges. Adjusted EBITDA(1) increased $2.9 million to $21.9 million from $19.0 million in the prior year quarter.

Balance Sheet and Cash Flow

Long-term debt and finance lease liabilities, including current maturities, increased $40.6 million for the year-to-date period. The Company’s net long-term debt(3) to adjusted EBITDA(1) ratio improved sequentially by 10 basis points to 2.1x, compared to the second quarter 2023. The Company’s liquidity remains strong, giving it flexibility to support its strategic plan.

Cash flows provided by operating activities for the year-to-date period were $95.7 million, compared to $7.5 million in the prior year. The increase in cash flows compared to the prior year was due primarily to improvements in working capital.

Purchases of property and equipment were $86.2 million in the year-to-date period, compared to $66.3 million in the prior year, while capital expenditures and IT capital(4) totaled $90.3 million in the year-to-date period, compared to $69.5 million in the prior year.

Through the third quarter, the Company paid $22.4 million in cash dividends, equal to $0.645 per common share. The Company also repurchased 765,194 shares of common stock during the year-to-date period for a total of $18.5 million, at an average price of $24.21 per share. In total, the Company returned $40.9 million to shareholders through the third quarter. As of October 7, 2023, $25.5 million remains available under the Company’s share repurchase program, which expires on February 22, 2027.

(3)
A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.
(4)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 6 below.

Fiscal 2023 Outlook

Based upon the Company’s performance to date and the current outlook for the remainder of fiscal 2023, the Company is refining its guidance to reflect current trends and market conditions. The following table provides the Company’s updated guidance for fiscal 2023:

	Fiscal 2022	Previous Fiscal 2023 Outlook		Updated Fiscal 2023 Outlook
	Actual	Low	High	Low	High
Total net sales (millions)	$9,643	$9,650	$9,950	$9,650	$9,850
Adjusted EBITDA(1) (millions)	$243	$248	$263	$253	$258
Adjusted EPS(2)	$2.33	$2.20	$2.35	$2.20	$2.28
Capital expenditures and IT capital(4) (thousands)	$102,097	$130,000	$140,000	$130,000	$140,000

Conference Call & Supplemental Earnings Presentation

The Company will host a conference call to discuss its quarterly results with additional comments and details on Wednesday, November 8, 2023, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website through Wednesday, November 22, 2023.

A supplemental quarterly earnings presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements may be identifiable by words or phrases indicating that the Company or management "expects," "projects," "anticipates," "plans," "believes," "intends," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook," "trend," "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in an extremely competitive industry; the Company's dependence on certain major customers; the Company's ability to implement its growth strategy and transformation initiatives; changes in relationships with the Company's vendor base and supply chain disruptions; vulnerability to decreases in the supply and increases in the price of raw materials and labor, manufacturing, distribution and other costs; macroeconomic uncertainty, including rising inflation, potential economic recession, and increasing interest rates; difficulty attracting and retaining well-qualified Associates and effectively managing increased labor costs; customers to whom the Company extends credit or for whom the Company guarantees loans or lease obligations may fail to repay the Company; not achieving the Company's strategy of growth through acquisitions and encountering difficulties successfully integrating acquired businesses that may not realize the anticipated benefits; the Company's ability to manage its private brand program for U.S. military commissaries, including the termination of the program or not achieving the desired results; disruptions to the Company's information security network, including security breaches and cyber-attacks; changes in the geopolitical conditions; instances of security threats, severe weather conditions and natural disasters; climate change and an increased focus by stakeholders on environmental sustainability and corporate responsibility; impacts to the Company's business and reputation due to an increasing focus on environmental, social and governance matters; disruptions associated with disease outbreaks, such as the COVID-19 pandemic; impairment charges for goodwill or other long-lived assets; the Company's ability to successfully manage leadership transitions; interest rate fluctuations; the Company's ability to service its debt and to comply with debt covenants; the Company's level of indebtedness; changes in government regulations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues; cost increases related to multi-employer pension plans and other postretirement plans; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

# # #

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
	October 7,	October 8,	October 7,	October 8,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$2,264,248	$2,296,512	$7,484,036	$7,334,060
Cost of sales	1,916,709	1,945,302	6,337,449	6,178,024
Gross profit	347,539	351,210	1,146,587	1,156,036

Operating expenses
Selling, general and administrative	322,796	333,373	1,059,787	1,094,422
Acquisition and integration, net	2,130	(577)	2,259	98
Restructuring and asset impairment, net	(458)	(886)	1,371	1,738
Total operating expenses	324,468	331,910	1,063,417	1,096,258

Operating earnings	23,071	19,300	83,170	59,778

Other expenses and (income)
Interest expense, net	9,280	6,051	30,218	14,764
Other, net	(786)	(768)	(2,510)	(384)
Total other expenses, net	8,494	5,283	27,708	14,380

Earnings before income taxes	14,577	14,017	55,462	45,398
Income tax expense	3,450	4,553	13,530	11,530
Net earnings	$11,127	$9,464	$41,932	$33,868

Net earnings per basic common share	$0.33	$0.27	$1.22	$0.96

Net earnings per diluted common share	$0.32	$0.26	$1.20	$0.93

Weighted average shares outstanding:
Basic	34,020	35,160	34,262	35,444
Diluted	34,523	36,145	34,967	36,398

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 7,	December 31,
(In thousands)	2023	2022
Assets
Current assets
Cash and cash equivalents	$17,554	$29,086
Accounts and notes receivable, net	427,275	404,016
Inventories, net	579,631	571,065
Prepaid expenses and other current assets	63,594	62,244
Total current assets	1,088,054	1,066,411

Property and equipment, net	616,320	610,220
Goodwill	182,160	182,160
Intangible assets, net	102,661	106,341
Operating lease assets	251,426	257,047
Other assets, net	93,155	84,382

Total assets	$2,333,776	$2,306,561

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$505,786	$487,215
Accrued payroll and benefits	71,531	103,048
Other accrued expenses	53,267	62,465
Current portion of operating lease liabilities	43,372	45,453
Current portion of long-term debt and finance lease liabilities	8,410	6,789
Total current liabilities	682,366	704,970

Long-term liabilities
Deferred income taxes	78,318	66,293
Operating lease liabilities	231,809	239,062
Other long-term liabilities	28,212	33,376
Long-term debt and finance lease liabilities	535,804	496,792
Total long-term liabilities	874,143	835,523

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 34,629 and 35,079 shares outstanding	457,830	468,061
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive income	5,155	2,979
Retained earnings	314,282	295,028
Total shareholders’ equity	777,267	766,068

Total liabilities and shareholders’ equity	$2,333,776	$2,306,561

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	40 Weeks Ended
(In thousands)	October 7, 2023	October 8, 2022
Cash flow activities
Net cash provided by operating activities	$95,680	$7,454
Net cash used in investing activities	(82,003)	(45,956)
Net cash (used in) provided by financing activities	(25,209)	46,800
Net (decrease) increase in cash and cash equivalents	(11,532)	8,298
Cash and cash equivalents at beginning of the period	29,086	10,666
Cash and cash equivalents at end of the period	$17,554	$18,964

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
(In thousands)	October 7, 2023		October 8, 2022		October 7, 2023		October 8, 2022
Wholesale Segment:
Net sales	$1,602,000	70.8%	$1,629,869	71.0%	$5,321,048	71.1%	$5,213,733	71.1%
Operating earnings	18,153		14,015		66,020		54,834
Retail Segment:
Net sales	662,248	29.2%	666,643	29.0%	2,162,988	28.9%	2,120,327	28.9%
Operating earnings	4,918		5,285		17,150		4,944
Total:
Net sales	$2,264,248	100.0%	$2,296,512	100.0%	$7,484,036	100.0%	$7,334,060	100.0%
Operating earnings	23,071		19,300		83,170		59,778

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, organizational realignment, severance associated with cost reduction initiatives, a non-routine settlement related to a legal matter resulting from a previously closed operation that was resolved during the year and operating and non-operating costs associated with the postretirement plan amendment and settlement. Current year organizational realignment includes consulting and severance costs associated with the Company's change in its go-to-market strategy as part of its long-term plan, which relates to the reorganization of certain functions. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with amortization of the prior service credit related to the amendment of the retiree medical plan, which are excluded from adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other things, LIFO expense, costs related to shareholder activism, organizational realignment, operating and non-operating costs associated with the postretirement plan amendment and settlement, and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, and other expenses incurred in relation to shareholder activism activities. Organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of reduction-in-force.

Each of these items are considered “non-operational” or “non-core” in nature.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the Fiscal 2023 Outlook section of this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's normal operating activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the LIFO inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2023 or fiscal 2025, respectively.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Net earnings	$11,127	$9,464	$41,932	$33,868
Income tax expense	3,450	4,553	13,530	11,530
Other expenses, net	8,494	5,283	27,708	14,380
Operating earnings	23,071	19,300	83,170	59,778
Adjustments:
LIFO expense	6,606	14,884	22,445	42,916
Depreciation and amortization	23,042	21,833	75,245	72,274
Acquisition and integration, net	2,130	(577)	2,259	98
Restructuring and asset impairment, net	(458)	(886)	1,371	1,738
Cloud computing amortization	1,259	925	3,685	2,694
Organizational realignment, net	2,681	588	4,710	1,859
Severance associated with cost reduction initiatives	39	54	311	795
Stock-based compensation	2,461	1,370	10,073	7,208
Stock warrant	319	505	1,279	1,659
Non-cash rent	(531)	(764)	(2,094)	(2,691)
Loss (gain) on disposal of assets	258	63	304	(68)
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	—	—	94	133
Costs related to shareholder activism	—	—	—	7,335
Adjusted EBITDA	$60,877	$57,295	$203,752	$195,728

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Wholesale:
Operating earnings	$18,153	$14,015	$66,020	$54,834
Adjustments:
LIFO expense	4,411	12,959	16,734	35,138
Depreciation and amortization	12,151	11,090	39,165	36,602
Acquisition and integration, net	65	—	189	—
Restructuring and asset impairment, net	(293)	(2,088)	688	(2,216)
Cloud computing amortization	834	645	2,499	1,873
Organizational realignment, net	1,673	367	2,939	1,160
Severance associated with cost reduction initiatives	39	43	296	662
Stock-based compensation	1,621	894	6,615	4,743
Stock warrant	319	505	1,279	1,659
Non-cash rent	—	(92)	(138)	(288)
Loss (gain) on disposal of assets	24	(26)	(11)	(184)
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	—	—	59	83
Costs related to shareholder activism	—	—	—	4,577
Adjusted EBITDA	$38,997	$38,312	$137,234	$138,643
Retail:
Operating earnings	$4,918	$5,285	$17,150	$4,944
Adjustments:
LIFO expense	2,195	1,925	5,711	7,778
Depreciation and amortization	10,891	10,743	36,080	35,672
Acquisition and integration, net	2,065	(577)	2,070	98
Restructuring and asset impairment, net	(165)	1,202	683	3,954
Cloud computing amortization	425	280	1,186	821
Organizational realignment, net	1,008	221	1,771	699
Severance associated with cost reduction initiatives	—	11	15	133
Stock-based compensation	840	476	3,458	2,465
Non-cash rent	(531)	(672)	(1,956)	(2,403)
Loss on disposal of assets	234	89	315	116
Postretirement plan amendment and settlement	—	—	35	50
Costs related to shareholder activism	—	—	—	2,758
Adjusted EBITDA	$21,880	$18,983	$66,518	$57,085

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

52 Weeks Ended
(In thousands)	December 31, 2022
Net earnings	$34,518
Income tax expense	12,397
Other expenses, net	21,629
Operating earnings	68,544
Adjustments:
LIFO expense	56,823
Depreciation and amortization	94,180
Acquisition and integration, net	343
Restructuring and asset impairment, net	805
Cloud computing amortization	3,650
Organizational realignment, net	1,859
Severance associated with cost reduction initiatives	831
Stock-based compensation	8,589
Stock warrant	2,158
Non-cash rent	(3,444)
Loss on disposal of assets	1,073
Postretirement plan amendment and settlement	133
Costs related to shareholder activism	7,335
Adjusted EBITDA	$242,879

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Operating earnings	$23,071	$19,300	$83,170	$59,778
Adjustments:
LIFO expense	6,606	14,884	22,445	42,916
Acquisition and integration, net	2,130	(577)	2,259	98
Restructuring and asset impairment, net	(458)	(886)	1,371	1,738
Organizational realignment, net	2,681	588	4,710	1,859
Severance associated with cost reduction initiatives	39	54	311	795
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	—	—	94	133
Costs related to shareholder activism	—	—	—	7,335
Adjusted operating earnings	$34,069	$33,363	$115,260	$114,652
Wholesale:
Operating earnings	$18,153	$14,015	$66,020	$54,834
Adjustments:
LIFO expense	4,411	12,959	16,734	35,138
Acquisition and integration, net	65	—	189	—
Restructuring and asset impairment, net	(293)	(2,088)	688	(2,216)
Organizational realignment, net	1,673	367	2,939	1,160
Severance associated with cost reduction initiatives	39	43	296	662
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	—	—	59	83
Costs related to shareholder activism	—	—	—	4,577
Adjusted operating earnings	$24,048	$25,296	$87,825	$94,238
Retail:
Operating earnings	$4,918	$5,285	$17,150	$4,944
Adjustments:
LIFO expense	2,195	1,925	5,711	7,778
Acquisition and integration, net	2,065	(577)	2,070	98
Restructuring and asset impairment, net	(165)	1,202	683	3,954
Organizational realignment, net	1,008	221	1,771	699
Severance associated with cost reduction initiatives	—	11	15	133
Postretirement plan amendment and settlement	—	—	35	50
Costs related to shareholder activism	—	—	—	2,758
Adjusted operating earnings	$10,021	$8,067	$27,435	$20,414

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations, as well as per diluted share (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	October 7, 2023		October 8, 2022
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$11,127	$0.32	$9,464	$0.26
Adjustments:
LIFO expense	6,606		14,884
Acquisition and integration, net	2,130		(577)
Restructuring and asset impairment, net	(458)		(886)
Organizational realignment, net	2,681		588
Severance associated with cost reduction initiatives	39		54
Postretirement plan amendment and settlement	(762)		(763)
Total adjustments	10,236		13,300
Income tax effect on adjustments (a)	(2,600)		(2,725)
Total adjustments, net of taxes	7,636	0.22	10,575	0.29
Adjusted earnings from continuing operations	$18,763	$0.54	$20,039	$0.55

	40 Weeks Ended
	October 7, 2023		October 8, 2022
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$41,932	$1.20	$33,868	$0.93
Adjustments:
LIFO expense	22,445		42,916
Acquisition and integration, net	2,259		98
Restructuring and asset impairment, net	1,371		1,738
Organizational realignment, net	4,710		1,859
Severance associated with cost reduction initiatives	311		795
Pension refund from annuity provider	—		(200)
Postretirement plan amendment and settlement	(2,411)		(18)
Legal settlement	900		—
Costs related to shareholder activism	—		7,335
Total adjustments	29,585		54,523
Income tax effect on adjustments (a)	(7,525)		(13,870)
Total adjustments, net of taxes	22,060	0.63	40,653	1.12
Adjusted earnings from continuing operations	$63,992	$1.83	$74,521	$2.05

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations, as well as per diluted share, continued (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ended
	December 31, 2022
		per diluted
(In thousands, except per share amounts)	Earnings	share
Net earnings	$34,518	$0.95
Adjustments:
LIFO expense	56,823
Acquisition and integration, net	343
Restructuring and asset impairment, net	805
Organizational realignment, net	1,859
Severance associated with cost reduction initiatives	831
Pension refund from annuity provider	(200)
Postretirement plan amendment and settlement	(776)
Costs related to shareholder activism	7,335
Write off of deferred financing costs	236
Total adjustments	67,256
Income tax effect on adjustments (a)	(17,083)
Total adjustments, net of taxes	50,173	1.38
Adjusted earnings from continuing operations	$84,691	$2.33

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	October 7, 2023	December 31, 2022
Current portion of long-term debt and finance lease liabilities	$8,410	$6,789
Long-term debt and finance lease liabilities	535,804	496,792
Total debt	544,214	503,581
Cash and cash equivalents	(17,554)	(29,086)
Net long-term debt	$526,660	$474,495

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 7, 2023	October 8, 2022
Purchases of property and equipment	$86,212	$66,282
Plus:
Cloud computing spend	4,065	3,236
Capital expenditures and IT capital	$90,277	$69,518

52 Weeks Ended
(In thousands)	December 31, 2022
Purchases of property and equipment	$97,280
Plus:
Cloud computing spend	4,817
Capital expenditures and IT capital	$102,097

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.